UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) February 1, 2012

BIOSCRIP, INC.

(Exact name of Registrant as specified in its charter)

Delaware	0-28740	05-0489664
(State of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

100 Clearbrook Road, Elmsford, New York		10523
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (914) 460-1600

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On February 1, 2012, BioScrip, Inc. (referred to herein as “the Company,” “we,” “us” and “our”) entered into a Community Pharmacy and Mail Business Purchase Agreement (the “Asset Purchase Agreement”) by and among Walgreen Co., an Illinois corporation (“Walgreens Parent”), Walgreens Mail Service, Inc., an Illinois corporation, Walgreens Specialty Pharmacy, LLC, a Delaware limited liability company, and Walgreen Eastern Co., Inc, a New York corporation (collectively, the “Buyers”), on the one hand, and the Company and BioScrip Pharmacy (NY), Inc., a New York corporation, BioScrip Pharmacy Services, Inc., an Ohio corporation, BioScrip Pharmacy, Inc., a Minnesota corporation, Bradhurst Specialty Pharmacy, Inc., a New York corporation, BioScrip Infusion Services, Inc., a California corporation, and Natural Living Inc., a New York corporation (the “Sellers”, and together with the Company, the “Selling Parties”), on the other hand, with respect to the sale of certain assets, rights and properties (the “Asset Sale”) relating to the Sellers’ business consisting of the traditional and specialty pharmacy mail operations and community retail pharmacy stores (the “Business”).

Pursuant to the terms of the Asset Purchase Agreement, the Company will receive a total purchase price of approximately $170 million at closing, including the value of inventories on hand attributable to the Business. An additional $15 million of purchase price may be payable based on events related directly to the retention of certain business by the Buyers included in the Asset Sale, and another $45 million in purchase price may be payable if the Post-Closing Event (as defined in the Asset Purchase Agreement) occurs on or prior to the 18 month anniversary of the closing date of the Asset Sale. The purchase price excludes all accounts receivable and working capital liabilities relating to the Business having dates of service prior to the closing date of the Asset Sale, which are valued at approximately $55 million based on the Company’s balance sheet values at December 31, 2011 and are being retained by the Company.

The Asset Sale and the other transactions contemplated by the Asset Purchase Agreement are subject to various closing conditions, including the accuracy of representations and warranties and compliance with covenants, receipt of certain contractual consents, receipt of regulatory approvals and other customary closing conditions.

If certain required contractual consents or regulatory approvals are not received and such conditions are not capable of being satisfied prior to the Termination Date (as defined below), the Company will be permitted, in its sole discretion, to take any of the following actions in order to eliminate such unmet requirements, deliveries or conditions in order to effect the closing of the Asset Sale on or before the Termination Date:

•

with respect to the failure to obtain certain consents for the assignment of certain assigned contracts that require consent under the Asset Purchase Agreement, the purchase price will be reduced by a certain negotiated amount; and

•

with respect to the failure to obtain (x) all licenses necessary for the operation of the Business with respect to pharmacy permits for each store included in the Asset Sale, if after delivering a power of attorney in those jurisdictions where allowed by law for each pharmacy, the Company reasonably determines that certain required pharmacy licenses will not be obtained prior to the Termination Date, or (y) lease consents or extensions for each assigned lease, if the Company reasonably determines that it cannot obtain a particular license, required lease consent or lease extension prior to the Termination Date, then, in each case, the Company may opt to exclude such store location (but not the accompanying assets) from the Asset Sale and reduce the purchase price by an amount to be determined based upon the costs of relocation and lost revenue attributable to such relocation.

However, the Selling Parties will not be required to close the transactions contemplated by the Asset Purchase Agreement if the aggregate reductions in the purchase price result in a reduction greater than $35 million, provided, however, that the Buyers may waive the conditions to ensure that any reduction in the purchase price does not exceed $35 million.

The representations and warranties of the Company will survive for 18 months following the closing date of the Asset Sale, except that specified representations and warranties, including organization, due authority, governmental consents, title to purchased assets and broker fees (the “Fundamental Representations”) will not expire. The tax representations will survive for 90 days after the expiration of the statute of limitation on such matter. The limit on indemnification obligations of the Selling Parties, except with respect to Fundamental Representations or a breach of covenants or agreements by the parties, in the aggregate are limited to an amount equal to $25 million, subject to a deductible of $2.33 million. There is no limit on indemnification obligations with respect to Fundamental Representations or the Sellers’ representation that the purchased assets contemplated in the Asset Sale are in reasonable working condition and constitute all of the assets necessary to conduct the Business. If the Post-Closing Event occurs, the indemnification cap will increase to an amount equal to $29.5 million and the deductible amount will increase to $2.762 million.

Pursuant to the Asset Purchase Agreement, for a period of five years after the closing date, each Selling Party has agreed that it will not, directly or indirectly, operate, own, lease, engage or participate in connection with (1) the operation of any community retail drug pharmacy stores or otherwise offering or selling any oral pharmaceutical products within fifty miles of any store that is part of the Business, (2) except as expressly permitted by the Asset Purchase Agreement, offering or selling any oral transplant, HIV or oncology pharmaceutical products anywhere in the United States or (3) the operation of any traditional mail or specialty mail service pharmacy business that is or could reasonably be deemed to be competitive with the Business as conducted as of the effective time of the Asset Sale anywhere within the United States, subject to specified exceptions.

Pursuant to the Asset Purchase Agreement, each Selling Party will be subject to a five-year non-solicitation prohibiting it from (1) soliciting employees transferred pursuant the Asset Purchase Agreement or (2) inducing any member of senior management, key employee or executive officer of any Buyer with whom such Selling Party has become acquainted in connection with the transactions contemplated by the Asset Purchase Agreement to terminate his or her employment with such Buyer. Pursuant to the Asset Purchase Agreement, each Buyer and Selling Party agrees that, for a period of two years after the closing date of the Asset Sale, each will be prohibited from soliciting for employment any general manager, pharmacist-in-charge, reimbursement manager or sale manager that engages in the infusion business of the other party. Additionally, Walgreens Parent agrees that a period of 12 months following the closing date, none of the Buyers will pay or offer to any employee transferred from a Selling Party to a Buyer pursuant to the Asset Purchase Agreement a commission based upon such transferred employee selling infusion products or services.

The Asset Purchase Agreement may be terminated at any time prior to the closing date by, among other things:

•	mutual written agreement of the Company and Walgreens Parent;

•

either the Company or Walgreens Parent if the closing shall not have been consummated on or before May 5, 2012 (the “Termination Date”), except that delays due to delay in receipt of Hart-Scott Rodino clearance may extend the Termination Date;

•

either the Company or Walgreens Parent if there shall be any law, regulation or nonappealable final order, decree or judgment of any court or governmental body having competent jurisdiction that would make the consummation of the transactions contemplated hereby illegal or otherwise prohibited; or

•

either party if there has been a material breach of any representation, warranty, covenant or agreement on the part of the other party contained in the Asset Purchase Agreement such that the closing condition with respect to the accuracy of representations and warranties and fulfillment of covenant and agreements would not be satisfied and which have not been cured prior to the earlier of (x) 20 business days following notice of such breach and (y) the Termination Date.

In addition, the Company and BioScrip Pharmacy Services, Inc. (“BioScrip Pharmacy”), on the one hand, and DS Pharmacy, Inc. and drugstore.com, inc., both subsidiaries of Walgreens Parent (together, “drugstore.com”), on the other hand, entered into an agreement concurrently with the Asset Purchase Agreement providing that BioScrip Pharmacy will cease to be the sole fulfillment pharmacy for customers who come through the drugstore.com website, except for existing customers who have previously purchased pharmaceutical products through the website from BioScrip Pharmacy. The agreement provided for a cash payment of $3 million to the Company and the release of $2.9 million of funds held in escrow by the Company to drugstore.com following the execution of the agreement. At the closing of the Asset Sale, BioScrip Pharmacy’s existing e-commerce patient files and related assets will be transferred to the Buyers. The agreement also contains a mutual settlement and release of claims between the parties.

The foregoing description of the Asset Purchase Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Asset Purchase Agreement, which is filed herewith as Exhibit 2.1, as is incorporated herein by reference. Additionally, a copy of the Company’s press release, dated February 2, 2012, announcing entry into the Asset Purchase Agreement is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description

2.1	Community Pharmacy and Mail Business Purchase Agreement, dated as of February 1, 2012, by and among Walgreen Co., Walgreens Mail Service, Inc., Walgreens Specialty Pharmacy, LLC, and Walgreen Eastern Co., Inc., the Company and subsidiaries of the Company listed on Annex A thereto

99.1	Press Release, dated February 2, 2012

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BIOSCRIP, INC.

Date: February 3, 2012	By:	/s/ Kimberlee Seah
Kimberlee Seah
Senior Vice President, Secretary and General Counsel

EXHIBIT INDEX

2.1	Community Pharmacy and Mail Business Purchase Agreement, dated as of February 1, 2012, by and among Walgreen Co., Walgreens Mail Service, Inc., Walgreens Specialty Pharmacy, LLC, and Walgreen Eastern Co., Inc., the Company and subsidiaries of the Company listed on Annex A thereto

99.1	Press Release, dated February 2, 2012